UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2013

CymaBay Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-55021	94-3103561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3876 Bay Center Place

Hayward, CA 94545

(Address of principal executive offices)

(510) 293-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On December 6, 2013, Mr. Sujal Shah accepted the position of CymaBay’s Chief Financial Officer. Mr. Shah has consulted to CymaBay since June 27, 2012, and has been Acting Chief Financial Officer of CymaBay since October 8, 2013. From 2010 to 2012, Mr. Shah served as Director, Health Care Investment Banking Group for Citigroup, where he was responsible for managing client relationships and executing strategic and financing related transactions for clients focused in life sciences. From 2004 to 2010 Mr. Shah was employed with Credit-Suisse, last serving in the capacity as Vice President, Health Care Investment Banking Group, where he was responsible for managing client relationships and executing strategic and financing related transactions for clients focused in life sciences. Mr. Shah received an MBA from Carnegie Mellon University – Tepper School of Business in 2004 and a MS from Northwestern University in Biomedical Engineering in 1997.

Mr. Shah executed an offer letter with CymaBay, pursuant to which he agreed to serve as the Chief Financial Officer of CymaBay, effective December 6, 2013. The offer letter provides that Mr. Shah will receive an annual base salary of $330,000 and be eligible to receive a discretionary bonus equal to up to thirty-five percent (35%) of his annual base salary. In addition, subject to the approval of the CymaBay Board of Directors, Mr. Shah will be granted an option to purchase shares of CymaBay’s common stock equal to one and one-half percent (1.5%) of its fully diluted capital stock as of the date of grant. The option shall have a ten year term and one-third (1/3) of the shares subject to the option shall be fully vested on the date of grant with the remainder vesting in equal monthly installments for forty-eight (48) months from the date of grant.

The offer letter for Mr. Shah also provides that in connection with any termination of his services without cause or for good reason (each as defined in the offer letter) Mr. Shah will be eligible to receive, for twelve (12) months following such termination, the greater of the salary described in the offer letter or his then effective base salary as well as his annual discretionary bonus award, pro-rated for the number of months elapsed in the year of his termination, but in no event will receive a bonus pro-rated for less than nine (9) months. In addition, in connection with any termination without cause or for good reason, an additional year of vesting shall accelerate with respect to any outstanding equity awards held by Mr. Shah on the date of such termination. In the event of any change of control of CymaBay, provided Mr. Shah has provided a year of continuous service to CymaBay as an employee on the date of such change of control, fifty percent (50%) of his outstanding options shall vest and be exercisable upon the date of the consummation any such change of control. Furthermore, in the event of any termination of Mr. Shah’s employment without cause or for good reason within twelve (12) months after a change of control of CymaBay, he shall be entitled to the greater of the salary described in the offer letter or his then effective base salary and be eligible to receive 125% of his annual discretionary bonus as if all performance targets have been satisfied.

Compensatory Arrangements With Certain Other Officers.

Pursuant to the approval of CymaBay’s Compensation Committee, CymaBay entered into amendments to the currently effective offer letters of each of the following officers:

Dr. Harold Van Wart, Chief Executive Officer – effective November 21, 2013

Dr. Charles McWherter, Senior Vice President and Chief Scientific Officer – effective November 21, 2013

The amended offer letters were revised, in part, to reflect increases to the respective officers’ salary, bonus and the grant of an equity incentive award, as previously disclosed in CymaBay’s Form 8-K filed on November 5, 2013, as well as to address recent changes in tax regulations, including Section 409A of the Internal Revenue Code of 1986, as amended.

The amended offer letter for Dr. Van Wart was revised to provide that, in connection with any termination of his services without cause or for good reason (each as defined in the amended offer letter), Dr. Van Wart will be eligible to receive his annual discretionary bonus award in the year of such termination as if all performance targets have been satisfied. Further, in the event Dr. Van Wart resigns for good reason or is terminated without cause within twelve (12) months after any change of control of CymaBay, Dr. Van Wart will be eligible to receive, for eighteen (18) months following such termination, the greater of the salary described in the offer letter or his then effective base salary as well as 150% of his annual discretionary bonus as if all performance targets have been satisfied.

The amended offer letter for Dr. McWherter was revised to provide that, in connection with any termination of his services without cause or for good reason (each as defined in the amended offer letter), Dr. McWherter will be eligible to receive his annual discretionary bonus award pro-rated for the number of months elapsed in the year of his termination, but in no event will receive a bonus pro-rated for less than nine (9) months. Further, in the event Dr. McWherter resigns for good reason or is terminated without cause within twelve (12) months after any change of control of CymaBay, Dr. McWherter will be eligible to receive, for twelve (12) months following such termination, the greater of the salary described in the amended offer letter or his then effective base salary as well as 125% of his annual discretionary bonus as if all performance targets have been satisfied.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CymaBay Therapeutics, Inc.

By:	/s/ Harold Van Wart
Name:	Harold Van Wart
Title:	Chief Executive Officer

Dated: December 12, 2013